Exhibit 10.1
AMENDATORY AGREEMENT
Between
UNITED STATES ENRICHMENT CORPORATION
And
TENNESSEE VALLEY AUTHORITY

Date: October 1, 2009	TV-05356W, Supp. No. 6
          THIS AGREEMENT, made and entered into by and between TENNESSEE VALLEY AUTHORITY (TVA), a corporation created and existing under and by virtue of the Tennessee Valley Authority Act of 1933, as amended (TVA Act), and UNITED STATES ENRICHMENT CORPORATION (Company), a corporation created and existing under the laws of the State of Delaware;
WITNESSETH:
          WHEREAS, Company has been purchasing power from TVA under Power Contract TV-05356W, dated July 11, 2000, as amended (2000 Contract), for the operation of Company’s uranium enrichment facilities near Paducah, Kentucky; and
          WHEREAS, the parties wish to amend the 2000 Contract by replacing the Fuel Cost Adjustment (FCA) formula attachment to that contract with a new FCA formula attachment providing for true-up adjustments under that formula (TUm) to be made one month after a forecast FCA month instead of two months after a forecast FCA month;
          NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements hereinafter set forth, and subject to the provisions of the TVA Act, the parties mutually agree as follows:
          1. Effective beginning with the monthly trueup (TUm) to be applied under the FCA formula to the Baseline Energy Prices to be billed to USEC for the October 2009 Billing Month, the FCA formula attachment provided for by Supplements Nos. 3 and 4 to the 2000 Contract shall be replaced with the FCA formula attached to and made a part of this agreement and the 2000 Contract. Further, it is also expressly recognized and agreed that to provide for the transition from a two-month TUm lag to a one month TUm lag, the October 2009 Billing Month will receive two TUm adjustments, one to reconcile the August 2009 forecast data to actual data for that month and a second to reconcile the September 2009 forecast data to actual data for that month.

          2. As further amended by this agreement, the 2000 Contract is ratified and confirmed as the continuing obligation of the parties.
          IN WITNESS WHEREOF, the parties to this agreement have caused it to be executed by their duly authorized representatives, as of the day and year first above written.

UNITED STATES ENRICHMENT CORPORATION
By	/s/ Robert Van Namen
	Title:	Senior Vice President, Uranium Enrichment

TENNESSEE VALLEY AUTHORITY
By	/s/ John G. Trawick
Vice President
Strategy, Pricing and Contracts

FUEL COST ADJUSTMENT
In accordance with the formula below, the Fuel Cost Adjustment amount (FCA) shall be determined for each month by applying data from TVA’s forecasts of TVA’s actual operations, as well as actual data when it becomes available. The FCA consists of two parts. The first part is the monthly adjustment (Am) (as defined below), which is an adder to be applied to each Megawatthour (MWh). TVA will publish the amount of Am no later than 15 days in advance of the month of application, and the formula will be applied as part of the monthly USEC bill. In addition to Am, there is a monthly true-up to bring TVA’s forecasts to actual amounts (TUm) (as defined below) that will add or credit a lump sum amount on the monthly bill once actual data is collected.

Am=	CFm

95%
m =	a particular month.

Am =	The FCA adjustment to be applied to the MWh sales during the current billing period and computed to the nearest cent per MWh.

CF =	The core FCA adjustment amount. CF = FFm / SFm - Bm
FF =	TVA’s estimate of FA (as described below) for month m, based on the latest TVA Financial Forecast.

SF =	TVA’s estimate of SA (as described below) for month m, based on the latest TVA Financial Forecast.

B =	The monthly per MWh Base Fuel Rates (as shown in the table below).

June	$17.13
July	$22.22
August	$18.92
September	$17.09
October	$16.22
November	$17.09
December	$16.53
January	$16.96
February	$18.26
March	$18.80
April	$16.09
May	$14.57
TUm =	The true-up adjustment amount necessary to reconcile prior estimates to actual data, which shall be computed with the formula below. The true-up will be a dollar payment or credit on the bill one month after a forecast FCA month.
(FAm-1/ SAm-1– FFm-1/SFm-1)*USECSm-1/.95

FA =	Actual total fuel and purchased power expenses (in dollars) under the framework and accounts provided below (or such similar or successor accounts as may be proscribed by FERC in the future).
(1)	Fossil Fuel Expense — Account 501 — Direct cost of fuel burned in TVA coal plants, including transportation and fuel treatments. Costs to be excluded are lease payments for rail cars, maintenance on rail cars, sampling and fuel analysis, and fuel handling expenses in unloading fuel from shipping media and the handling of fuel up to the point where fuel enters the bunker or other boiler-house structure.

(2)	Reagents Expense — Account 501.L — Cost of emission reagents such as limestone and ammonia that are directly related to the level of generation output.

(3)	Emission Allowance Expense — Account 509 — Cost of emission allowance expense such as SO2 and NOx that are directly related to the level of generation output.

(4)	Nuclear Fuel Expense — Account 518 — Cost of nuclear fuel amortization expense dependent upon burn, including DOE spent fuel disposal charges.

(5)	Gas Turbine Fuel Expense — Account 547 — Direct cost of gas and oil delivered to TVA plants, including transportation. Costs to be excluded are costs of gas storage facilities and sampling and fuel analysis that do not vary with changes in generation volume.

(6)	Purchased Power Expense — Account 555 — Energy cost of purchased power to serve native load demand or to displace higher cost generation. Costs to be excluded are fixed demand or capacity payments in tolling agreements and purchased power agreements that do not vary with volume and costs of purchased power linked to off-system sales transactions.
SA =	Actual total TVA energy sales (in MWh) for month m, as determined from TVA’s General Ledger with specific accounts 442, 445, 447, 447.1, and 448 (or such similar or successor accounts as may be proscribed by FERC in the future), excluding any displacement sales reflected in account 447.1.

USECSm =	USEC actual sales in a particular month, excluding Additional Energy sales (as defined in Power Contract number TV-05356W between USEC and TVA dated July 4, 2000) unless otherwise agreed between the parties.

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